Exhibit 99.1
August 11, 2014
GenMark Diagnostics Reports Second Quarter 2014 Results
Base Business Grows Year-Over-Year by 71%, Gross Margin Increases to 51%
Installed Base Grows by 31 to 475 Analyzers, Annuity per Analyzer Increases to $56,000
2014 Revenue Guidance Raised to Approximately $28.0 Million
CARLSBAD, Calif.-(BUSINESS WIRE)- GenMark Diagnostics, Inc. (Nasdaq:GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today reported financial results for the quarter ended June 30, 2014.
As previously released on July 28th, revenues for the quarter ended June 30, 2014 were $6.6 million compared with $5.2 million during the second quarter of 2013. Revenue during the current quarter from the Company's base business, which excludes revenue attributable to former customer NMTC, increased by 71% over the prior year period. Consumable revenue for the second quarter 2014 increased 35% to $6.2 million compared with $4.6 million in the quarter ended June 30, 2013 and increased by 92% over the prior year's base business. As disclosed in its July release, the Company placed 31 net new analyzers during the current quarter to bring its total installed base to 475, all in end-user laboratories within the U.S. market.
“Continued strong demand for our proprietary eSensor® detection technology drove robust revenue growth in the quarter. We are pleased with this clear market endorsement of our eSensor® technology, which is also fundamental to our ePlex™ sample to answer system. During the second quarter, we completed development of the ePlex™ instrument, and also progressed the associated consumable and several assay panels to the final stages of development. As we stated previously, we expect to complete development of our ePlex™ system by the end of this year ," stated GenMark’s President & CEO Hany Massarany.
Gross profit for the quarter ended June 30, 2014 was $3.4 million, or 51% of revenue, compared with a gross profit of $2.0 million, or 39% of revenue for the second quarter of 2013.
Operating expenses increased $4.5 million to $14.6 million during the second quarter of 2014 compared with the second quarter of 2013. Research and Development expenses increased $3.1 million due to the Company's ePlex™ instrument and assay development activities. Sales and Marketing expenses increased $0.8 million mainly due to continued expansion of the Company's global commercial sales force ahead of the launch of ePlex™. General and Administrative expenses increased $0.6 million primarily due to personnel costs.
Loss per share was $0.27 for the second quarter of 2014, compared with a loss per share of $0.25 in the second quarter of 2013.

The Company ended the second quarter of 2014 with $89.4 million in cash and investments. The Company intends to continue utilizing its cash balances to invest in the development of its ePlex™ system and for infrastructure improvements and general corporate purposes.

The Company also increased its full year 2014 guidance. Total year revenue and gross margin are expected to be approximately $28.0 million and approximately 50%, respectively.

INVESTOR CONFERENCE CALL
GenMark will hold a conference call to discuss second quarter 2014 results at 4:30PM EDT today. The conference call and webcast can be accessed live through the Company’s website under the Investor Relations section and will be archived for future reference. To listen to the conference call, please dial (877) 312-5847 (US/Canada) or (253) 237-1154 (International) and use the conference ID number 72247869 approximately five minutes prior to the start time.
ABOUT GENMARK DIAGNOSTICS
GenMark Diagnostics is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor® XT-8 system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. GenMark currently markets four tests that are FDA cleared for IVD use: Cystic Fibrosis Genotyping Test, Respiratory Viral Panel, Thrombophilia Risk Test, and Warfarin Sensitivity Test. A number of other tests, including HCV Genotyping, 2C19 Genotyping, and 3A4/3A5 Genotyping are available for research use only. For more information, visit www.genmarkdx.com.
SAFE HARBOR STATEMENT
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding the timely completion of our ePlex™ system and related assay development projects and our expected 2014 financial results, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, our ability to successfully develop and commercialize our ePlex™ system and its related test menu, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand, our ability to successfully expand sales of our product offerings outside the United States, and third-party payor reimbursement to our customers, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

GENMARK DIAGNOSTICS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	June 30, 2014	December 31, 2013
Current assets
Cash and cash equivalents	$26,832	$35,723
Marketable securities	62,570	69,866
Accounts receivable - net of allowances of $2,736 and $2,736, respectively	2,128	2,859
Inventories	1,151	2,102
Prepaid expenses and other current assets	1,146	552
Total current assets	93,827	111,102
Property and equipment, net	9,947	8,591
Intangible assets, net	1,998	1,197
Restricted cash	758	$758
Other long-term assets	106	106
Total assets	$106,636	$121,754
Current liabilities
Accounts payable	$3,272	$3,863
Accrued compensation	4,750	3,375
Other current liabilities	3,673	2,999
Total current liabilities	11,695	10,237
Long-term liabilities
Deferred rent	1,531	1,601
Other non-current liabilities	742	748
Total liabilities	13,968	12,586
Stockholders’ equity
Preferred stock, $0.0001 par value; 5,000 authorized, none issued	—	—
Common stock, $0.0001 par value; 100,000 authorized; 41,752 and 41,520 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	4	4
Additional paid-in capital	336,865	333,363
Accumulated deficit	(244,202)	(224,209)
Accumulated other comprehensive income	1	10
Total stockholders’ equity	92,668	109,168
Total liabilities and stockholders’ equity	$106,636	$121,754

GENMARK DIAGNOSTICS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue
Product revenue	6,494	5,138	14,360	16,106
License and other revenue	61	77	108	210
Total revenue	6,555	5,215	14,468	16,316
Cost of revenue	3,189	3,201	6,899	8,235
Gross profit	3,366	2,014	7,569	8,081
Operating expenses
Sales and marketing	3,379	2,556	6,357	4,915
General and administrative	3,129	2,539	5,943	5,096
Research and development	8,123	5,006	15,393	10,388
Total operating expenses	14,631	10,101	27,693	20,399
Loss from operations	(11,265)	(8,087)	(20,124)	(12,318)
Other income (expense)
Interest income	271	136	555	211
Interest expense	(2)	(7)	(4)	(14)
Other income (expense)	(195)	(60)	(394)	(65)
Total other income (expense)	74	69	157	132
Loss before income taxes	(11,191)	(8,018)	(19,967)	(12,186)
Provision for income taxes	19	1	26	8
Net loss	$(11,210)	$(8,019)	$(19,993)	$(12,194)
Net loss per share, basic and diluted	$(0.27)	$(0.25)	$(0.49)	$(0.38)
Weighted average number of shares outstanding, basic and diluted	41,293	31,891	41,186	31,920
Other comprehensive loss
Net loss	$(11,210)	$(8,019)	$(19,993)	$(12,194)
Net unrealized gains (losses) on marketable securities, net of tax	26	(5)	9	(9)
Comprehensive loss	$(11,184)	$(8,024)	$(19,984)	$(12,203)

GENMARK DIAGNOSTICS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2014	2013
Operating activities
Net loss	$(19,993)	$(12,194)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,167	1,036
Amortization of premiums on marketable securities	394	63
Stock-based compensation	2,949	1,657
Provision for bad debt	—	309
Non-cash inventory adjustments	457	546
Changes in operating assets and liabilities:
Accounts receivable	731	(1,545)
Inventories	608	(1,752)
Prepaid expenses and other current assets	(447)	(485)
Accounts payable	(501)	(310)
Accrued compensation	1,375	(155)
Other liabilities	(259)	(498)
Net cash used in operating activities	(13,519)	(13,328)
Investing activities
Change in restricted cash	—	500
Payments for intellectual property licenses	—	(345)
Purchases of property and equipment	(2,626)	(2,168)
Purchases of marketable securities	(28,200)	(20,206)
Proceeds from sales of marketable securities	7,497	3,250
Maturities of marketable securities	27,450	—
Net cash provided by (used in) investing activities	4,121	(18,969)
Financing activities
Proceeds from issuance of common stock	373	—
Principal repayment of borrowings	(46)	(561)
Proceeds from borrowings	—	166
Proceeds from stock option exercises	180	278
Net cash provided by (used in) financing activities	507	(117)
Net decrease in cash and cash equivalents	(8,891)	(32,414)
Cash and cash equivalents at beginning of period	35,723	51,250
Cash and cash equivalents at end of period	$26,832	$18,836
Non-cash investing and financing activities
Transfer of XT-8 instruments from property and equipment to inventory	$113	$226
Property and equipment costs included in accounts payable	$513	$520
Intellectual property acquisitions included in other noncurrent liabilities	$900	$556
Supplemental cash flow disclosures
Cash paid for income taxes, net	$26	$6
Cash received for interest	$555	$211
Cash paid for interest	$4	$14

GenMark Diagnostics, Inc.
Hany Massarany
President/Chief Executive Officer
760-448-4358

Source: GenMark Diagnostics, Inc.

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